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                                                                    EXHIBIT 11.1

                         MERCURY COMPUTER SYSTEMS, INC.

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                                            FISCAL YEAR ENDED
                                                                     -------------------------------
                                                                                           FULLY
                                                                        PRIMARY           DILUTED
                                                                     -------------     -------------
                                                                     JUNE 30, 1997     JUNE 30, 1997
                                                                     -------------     -------------
Weighted average common stock outstanding during the period........     5,141,250          5,141,250
Preferred Stock....................................................     2,556,792          2,556,792
Warrants...........................................................         5,000              5,000
Shares issuable from the assumed exercise of stock options computed
  in accordance with the treasury stock method.....................       193,738            200,029
Dilutive effect of cheap stock computed in accordance with the
  treasury stock method(1).........................................       253,758            253,758
Weighted average common and common equivalent shares outstanding...     8,150,538          8,156,829
Net income.........................................................   $ 4,611,000       $  4,611,000
Net income per share...............................................         $0.57              $0.57

                                                                           THREE MONTHS ENDED
                                                                     -------------------------------
                                                                                           FULLY
                                                                        PRIMARY           DILUTED
                                                                     -------------     -------------
                                                                     SEP. 30, 1997     SEP. 30, 1997
                                                                     -------------     -------------
Weighted average common stock outstanding during the period........     5,217,147          5,217,147
Preferred Stock....................................................     2,556,792          2,556,792
Warrants...........................................................         5,000              5,000
Shares issuable from the assumed exercise of stock options computed
  in accordance with the treasury stock method.....................       140,810            140,810
Dilutive effect of cheap stock computed in accordance with the
  treasury stock method(1).........................................       253,758            253,758
Weighted average common and common equivalent shares outstanding...     8,173,507          8,173,507
Net income.........................................................   $ 1,606,000       $  1,606,000
Net income per share...............................................         $0.20              $0.20

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(1) Pursuant to SEC Staff Accounting Bulletin No. 83, all common and common equivalent shares issued at prices below the mid-point of the estimated initial public offering price range during the twelve-month period prior to the initial filing of the Registration Statement have been included in the calculation as outstanding for all periods presented using the treasury stock method.